AMENDMENT NO. 1 TO AMENDED AND RESTATED UNIFIED TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND SHAREHOLDER SERVICING AGENCY AGREEMENT

THIS AMENDMENT, effective as of the 1 ST day of October, 2008, by and between each of the registered investment companies executing this amendment on the signature page hereto, on behalf of itself and each of its respective series (collectively, the “Funds”), and Financial Data Services, Inc. (“FDS”) (each Fund and FDS each being a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, each of the Funds and FDS have entered into that certain Amended and Restated Unified Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement dated as of the 29th day of September, 2006 (the “Agreement”); and

WHEREAS, each of the Funds has contracted with BlackRock Investments, Inc. to serve as the new sole principal underwriter for the Fund as of October 1, 2008; and

WHEREAS, each of the Funds and FDS desires to amend the aforesaid Agreement, to change the reference to “Fund Distributor,” among other reasons;

NOW, THEREFORE, in consideration of the above premises, each of the Funds and FDS hereby agrees as follows:

1.	Amendments.

(a)	The preamble to the Agreement is amended to change the reference to the principal place of business of each Fund from 800 Scudders Mill Road, Plainsboro, New Jersey 08536 to 100 Bellevue Parkway, Wilmington, DE 19809.

(b)	Section 2(a)(IV) is hereby deleted in its entirety and replaced with the following:

(IV) The term “Fund Distributor” means BlackRock Investments, Inc., a Delaware corporation;

(c)	Section 2(a)(VI) is hereby deleted in its entirety and replaced with the following:

(VI) The term “MLPF&S Broker-Dealers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S’) or any of its broker-dealer affiliates;

(d)	The phrase “nonaffiliated Broker-Dealer” used in Sections 3(a)(III), (IV), (V), (IX), (XI), (XIV), (XV) and Section 9 is hereby deleted in each instance and replaced with the phrase “non-MLPF&S Broker-Dealers”.

2.	Effectiveness. This Amendment shall be effective as of the date first above written.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signature page follows]

IN WITNESS WHEREOF, Each of the Funds listed on Schedule A hereto and FDS have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

FINANCIAL DATA SERVICES, INC.

By:
Name:
Title:

EACH OF THE FUNDS LISTED ON SCHEDULE A HERETO

By:
Name:	Donald Burke
Title:	Chief Executive Officer

SCHEDULE A

Name of Fund

Merrill Lynch Ready Assets Trust
Merrill Lynch U.S.A. Government Reserves
Merrill Lynch U.S. Treasury Money Fund
Merrill Lynch Retirement Series Trust, on behalf of its series
Merrill Lynch Retirement Reserves Money Fund
CMA Money Fund
CMA Treasury Fund
CMA Government Securities Fund
CMA Tax-Exempt Fund
CMA Multi-State Municipal Series Trust, on behalf of its series
CMA Arizona Municipal Money Fund
CMA California Municipal Money Fund
CMA Connecticut Municipal Money Fund
CMA Florida Municipal Money Fund
CMA Massachusetts Municipal Money Fund
CMA Michigan Municipal Money Fund
CMA New Jersey Municipal Money Fund
CMA New York Municipal Money Fund
CMA North Carolina Municipal Money Fund
CMA Ohio Municipal Money Fund
CMA Pennsylvania Municipal Money Fund
WCMA Money Fund
WCMA Treasury Fund
WCMA Government Securities Fund
WCMA Tax-Exempt Fund

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